Exhibit 99.1

Vail Resorts Contacts:
Investor Relations: Michael Barkin, (303) 404-1800, InvestorRelations@vailresorts.com
Media: Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com
Vail Resorts Reports Fiscal 2018 Second Quarter Results, Increases Quarterly Dividend by 40% and Provides Updated Fiscal 2018 Guidance
BROOMFIELD, Colo. - March 8, 2018 - Vail Resorts, Inc. (NYSE: MTN) today reported results for the second quarter of fiscal 2018 ended January 31, 2018 and provided the Company’s ski season-to-date metrics through March 4, 2018.
Highlights

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Net income attributable to Vail Resorts, Inc. was $235.7 million for the second fiscal quarter of 2018, an increase of 58.0% compared to net income of $149.2 million for the second fiscal quarter of 2017. Fiscal 2018 second quarter net income included a one-time, net tax benefit of approximately $64.6 million (or approximately $1.55 per diluted share) related to the recently enacted U.S. Tax Cuts and Jobs Act (the “Tax Act”).

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Resort Reported EBITDA was $308.9 million for the second fiscal quarter of 2018, which includes the operations of Stowe and $1.4 million of acquisition and integration related expenses, compared to Resort Reported EBITDA of $305.2 million in the same period in the prior year, which included $2.1 million of acquisition and integration related expenses.

•	The Company updated its fiscal 2018 guidance range and is now expecting Resort Reported EBITDA to be between $607 million and $627 million.

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The Company’s Board of Directors approved a 40% increase in the quarterly cash dividend to $1.47 per share from $1.053 per share beginning with the dividend payable on April 11, 2018 to stockholders of record as of March 27, 2018.

Commenting on the Company’s fiscal 2018 second quarter results, Rob Katz, Chief Executive Officer said, “Given the historically low snowfall across the western U.S. this winter, we are pleased with our results for the quarter, which demonstrate the resiliency of our strategic business model and the network of resorts and loyal guests we have developed. Compared to the prior year, total lift revenue increased 6.6%, despite visitation being down 3.1%, primarily as a result of strong pass sales for the 2017/2018 North American ski season. We continue to see good destination guest visitation and spending trends, with total ski school revenue up 2.6% compared to the prior year period. Total effective ticket price (“ETP”) increased 10.0% in the second quarter compared to the prior year due to price increases in both our lift ticket and season pass products, as well as lower visitation by season pass holders. Dining and retail/rental revenue declined 0.8% and 6.3%, respectively, compared to the prior year.”
“Through January 31st, conditions across the western U.S. remained challenging, with season-to-date snowfall in Vail, Beaver Creek and Park City at the lowest levels recorded in over 30 years while Tahoe was more than 50% below the 20-year average. While open terrain in Colorado began to improve toward the end of the quarter, it remained very low in both Utah and Tahoe. Despite these difficult conditions, our results were generally in-line with our performance last year, which we believe reinforces the stability of our business model that is focused on advanced purchase products led by our season pass, destination guest focused marketing strategies and our geographically diverse resort network. This year, we are benefiting from the strength of Whistler Blackcomb, which, through the second quarter of fiscal 2018, achieved record visitation from its global customer base, including strong results from U.S. and other international guests from Mexico, Australia and the U.K. Results from Stowe have also been positive despite some very cold temperatures over the important holiday period, and we expect that Stowe will perform in-line with our initial expectations for fiscal 2018.”
Regarding the Company’s Lodging segment, Katz said, “Our lodging results for the second fiscal quarter were also impacted by the adverse conditions at our Colorado resorts. Revenue (excluding payroll cost reimbursements) decreased 3.4% compared to the prior year primarily due to a decline in the average daily rate (“ADR”) at our Colorado properties as well as lower operating results from Colorado Mountain Express resulting from the challenging conditions and modest visitation declines”. Katz continued, “Resort Reported EBITDA was $308.9 million for the fiscal quarter, an increase of 1.2% compared to the same period in the prior year.
Regarding the Company’s outlook, Katz said, “While conditions did not improve as quickly as we would have liked, conditions are now excellent in Colorado and recent storms in Tahoe and Utah are creating significantly better conditions for the spring. Given our performance to date and assuming conditions and terrain availability remain relatively consistent with the current status through the remainder of the ski season, we now expect Resort Reported EBITDA for fiscal 2018 to be between $607 million and $627 million, which is predicated on current Canadian and Australian foreign exchange rates.”

Regarding capital allocation, Katz said, “Given the performance of our business despite the difficult conditions this year, we are increasingly confident in the strong cash flow generation and stability of our business model. We will continue to be disciplined stewards of our capital and are committed to strategic, high-return capital projects, continuous investment in our people and returning capital to our shareholders through our quarterly dividend and share repurchase programs. We are pleased to announce that the Board of Directors has approved a 40% increase to our quarterly dividend and declared a quarterly cash dividend on Vail Resorts’ common stock of $1.47 per share, payable on April 11, 2018 to stockholders of record on March 27, 2018.” Katz added, “Our balance sheet remains very strong. We ended the fiscal quarter with $235.5 million of cash on hand and our Net Debt was 1.7 times trailing twelve months Total Reported EBITDA.”
Regarding capital expenditures, Katz said, “The Company expects to invest approximately $150 million in its calendar year 2018 capital plan, excluding anticipated investments for U.S. summer related activities, one-time integration related capital expenditures and capital investments associated with third party reimbursements. The plan includes approximately $80 million of maintenance capital expenditures and several high-impact discretionary investments. As previously announced, the plan includes a discretionary investment of approximately $40 million (C$52 million) at Whistler Blackcomb, as part of an approximate $50 million (C$65 million) total capital plan at the resort, the largest annual capital investment in the resort’s history. We believe this plan will dramatically improve the on-mountain experience for our guests with enhanced lift capacity, improved circulation and a significantly elevated experience for skiers, riders and sightseeing guests. The centerpiece of this investment will be a new gondola running from the base to the top of Blackcomb Mountain, replacing the Wizard and Solar four person chairs with a single state-of-the-art gondola, providing an experience protected from the elements, an expected 47% increase in uphill capacity and a mid-station to allow guests to access and circulate around Blackcomb Mountain. We also plan to upgrade the four-person Emerald express chairlift to a high speed six-person chairlift, providing increased capacity and reduced lift line wait times for important beginner and intermediate terrain on Whistler Mountain. Finally, we expect to upgrade the three-person fixed grip Catskinner chairlift to a four-person high speed lift with an improved lift alignment to provide increased capacity, better access and improved circulation to critical teaching terrain and terrain parks at the top of Blackcomb Mountain. Together, these investments are expected to result in an approximate 43% increase in lift capacity relative to the existing lifts that will be replaced.
“At Park City, we will continue our transformational investments with a focus on enhancing the family, food and service experience for our guests from around the world. In the Canyons area of Park City, we plan to upgrade the fixed grip High Meadow chair to a four person high speed lift, improve grading and expand snowmaking to create a world-class beginner and family learning zone. This will be complemented by snowmaking investments to improve access for beginner and intermediate skiers traveling from the Quicksilver Gondola to the Canyons base area. We also plan to make two significant investments in the dining experience at Park City. We will expand Cloud Dine, a unique modern mountain dining experience overlooking the resort, with 200 additional seats and will be renovating and upgrading the Park City Mid-Mountain Lodge to create a signature dining experience that will bring fine-dine quality cuisine to what we expect will be one of the premier fast-casual, on-mountain restaurants in the industry. Each of these projects reinforces our commitment to Park City’s position as the best resort for families and culinary experiences and continues to build on the significant improvements we’ve made at Park City over the last four years, including the Quicksilver Gondola, the new Miner’s Camp restaurant, the expanded and upgraded Red Pine Lodge and the renovated Summit House restaurant.
“At Heavenly, we plan to replace the Galaxy two-person chairlift with a three-person chairlift to increase capacity and allow us to re-open 400 acres of high quality intermediate terrain. At Perisher, we plan to upgrade the Leichhardt T-bar to a four-person chairlift and a significant upgrade to snowmaking, enabling better beginner access and a reduction of crowding and wait times, as well as the addition of new terrain. At Vail, we will begin a multi-year investment plan in the resort’s snowmaking system to open more terrain earlier in the season. The capital plan also includes approximately $2 million in investments to improve our energy efficiency as part of our Epic Promise initiative to achieve a zero net operating footprint by 2030. All of our resort projects are subject to regulatory approval.
“We also plan to continue to invest in enhanced enterprise-wide technology improvements that support our increased scale, improve the guest experience and continue to build our data-based marketing efforts. In particular, we are investing in a complete overhaul of our resort point of sale transactional system that will reduce transaction times and improve the guest experience. We are also continuing to invest in our data driven marketing technology by significantly enhancing our automation capabilities to more efficiently reach our guests through multiple digital channels and will be investing in other innovative service oriented technology projects.
“We plan to invest approximately $8 million in calendar year 2018 related to the integration of Stowe with our guest-facing technology and backend systems and the completion of Whistler Blackcomb integration.
“The Company plans to invest approximately $3 million in calendar year 2018 for Epic Discovery summer activities, including the completion of a new zip line at Breckenridge and bike trail expansions at Vail. The Company also plans to spend approximately $6 million during calendar year 2018 on capital projects to repair infrastructure that was damaged due to snowfall, including the Heavenly coaster and the Ten Mile Room in Breckenridge. We expect that repair costs will be covered by insurance proceeds.”
Impacts of Tax Legislation
The recently enacted Tax Act is expected to significantly reduce the Company’s effective tax rate and cash tax payments. The Company anticipates that it will primarily benefit from the reduction in the U.S. statutory tax rate and the accelerated deductibility of capital expenditures. The Company expects that calendar 2018 cash tax savings will be approximately $40 million.

The Company also expects that the effective tax rate for fiscal 2018 will benefit from the remeasurement of deferred tax liabilities to the lower statutory tax rate. Certain aspects of the legislation require interpretation and/or amendment by regulators and legislators. As such, the Company continues to work with its tax advisors to determine the full impact of the legislation.
Commenting on the Company’s anticipated tax savings, Katz said, “The U.S. tax reform legislation is expected to significantly increase our free cash flow which we plan to use to reinvest in wages for our employees, in capital for our resorts and by increasing our return of capital to shareholders.”
2018/2019 Epic Pass
This year marks the 10th anniversary of the Epic Pass. The introduction of the pass in 2008 changed the landscape of the snow sports industry, making skiing and snowboarding more accessible than it had ever been before. Prior to the Epic Pass, most passes across the industry were dramatically more expensive and provided access to only a single resort. The industry-leading Epic Pass provides unlimited, unrestricted skiing and snowboarding across the Company’s network of iconic mountain resort destinations. The 2018/2019 season pass lineup includes several important additions to enhance the value of the passes to our guests. The Epic Local Pass will now offer unlimited skiing at Stowe which will provide more options for our guests in the Northeast. The Epic Pass will include seven days of skiing or snowboarding at the world-renowned Telluride Ski Resort, with no blackout dates.
Telluride is an iconic destination resort that will expand the offering to Epic Pass holders who value the variety of outstanding resorts that the Epic Pass offers. Earlier this week we announced that the Epic Pass lineup will include seven days of access to the Resorts of the Canadian Rockies, including Kicking Horse and Fernie, complementing Whistler Blackcomb with six additional Canadian resorts. Additionally, the 2018/2019 Epic Pass, Epic Local Pass and Epic Australia Pass will include five consecutive days of skiing or snowboarding at Hakuba Valley’s nine ski resorts in Japan with no blackout dates. This long-term partnership with Hakuba Valley has been very well received by our Australian guests who are enthusiastic about the opportunity to ski in Australia, North America and now Japan on their Epic Australia Pass. With access to 61 mountain resorts in eight countries the Epic Pass offers unparalleled access to skiers and snowboarders. The Epic Pass and Epic Local Pass are on sale now for $899 and $669, respectively, and include additional benefits for those who purchase early.
To mark the 10th anniversary of the Epic Pass and to pay homage to Vail’s founders, the Company announced a new Military Epic Pass available to active U.S., Canadian and Australian Armed Forces members, veterans and their dependents. Additionally, Vail Resorts will donate $1 from every 2018/2019 season pass sale to Wounded Warrior Project to benefit wounded veterans and their families.

Operating Results
A more complete discussion of our operating results can be found within the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of the Company’s Form 10-Q for the second fiscal quarter ended January 31, 2018, which was filed today with the Securities and Exchange Commission. The following are segment highlights:
Mountain Segment

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Total lift revenue increased $23.7 million, or 6.6%, compared to the same period in the prior year, to $381.9 million for the three months ended January 31, 2018, primarily due to strong North American pass sales growth for the 2017/2018 North American ski season and incremental operations of Stowe, partially offset by decreases in non-pass revenue at our western U.S. resorts as a result of lower non-pass skier visitation.

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Ski school revenue increased $2.0 million, or 2.6%, for the three months ended January 31, 2018 compared to the same period in the prior year, primarily as a result of an increase in revenue at Whistler Blackcomb and incremental revenue from Stowe, partially offset by decreases in revenue at our western U.S. resorts.

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Dining revenue decreased $0.5 million, or 0.8%, for the three months ended January 31, 2018, compared to the three months ended January 31, 2017, primarily as a result of delays in the opening of certain on-mountain dining venues and lower skier visitation at our western U.S. resorts, which were impacted by challenging ski season conditions, partially offset by incremental revenue from Stowe and an increase in revenue at Whistler Blackcomb.

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Retail/rental revenue decreased $7.8 million, or 6.3%, for the three months ended January 31, 2018 compared to the same period in the prior year, primarily due to lower sales volumes at stores proximate to our western U.S. resorts, our other stores in Colorado and our stores in the San Francisco Bay Area which were also adversely impacted by challenging weather and ski conditions. These decreases were partially offset by incremental revenue from Stowe.

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Operating expense increased $10.4 million, or 2.9%, for the three months ended January 31, 2018 compared to the three months ended January 31, 2017, primarily due to the inclusion of incremental operating expenses from Stowe.

•	Mountain Reported EBITDA increased $6.2 million, or 2.1%, for the fiscal quarter compared to the same period in the prior year.

•	Mountain Reported EBITDA includes $4.0 million of stock-based compensation expense for the three months ended January 31, 2018 compared to $3.7 million in the same period in the prior year.

Lodging Segment

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Lodging segment net revenue (excluding payroll cost reimbursements) for the three months ended January 31, 2018 decreased $2.1 million, or 3.4%, as compared to the same period in the prior year, primarily due to a decrease in ADR at our Colorado lodging properties and a reduction in operating results for Colorado Mountain Express (“CME”) as a result of lower snowfall at our Colorado resorts.

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For the three months ended January 31, 2018, ADR decreased 1.6% at the Company’s owned hotels and managed condominiums compared to the same period in the prior year, partially offset by an increase in occupancy of 0.3 percentage points.

•	Lodging Reported EBITDA for the three months ended January 31, 2018 decreased $2.5 million, or 40.8%, compared to the same period in the prior year.

•	Lodging Reported EBITDA includes $0.8 million of stock-based compensation expense for the both the three months ended January 31, 2018 and 2017.
Resort - Combination of Mountain and Lodging Segments

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Resort net revenue increased $14.5 million, or 2.0%, to $734.4 million for the three months ended January 31, 2018 as compared to the same period in the prior year, primarily due to strong North American pass sales growth for the 2017/2018 North American ski season and incremental operations of Stowe, partially offset by decreases in non-pass and ancillary revenue at our western U.S. resorts as a result of lower snowfall.

•	Resort Reported EBITDA was $308.9 million for the three months ended January 31, 2018, an increase of $3.7 million, or 1.2%, compared to the same period in the prior year.
Total Performance

•	Total net revenue increased $9.4 million, or 1.3%, to $734.6 million for the three months ended January 31, 2018 as compared to the same period in the prior year.

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Net income attributable to Vail Resorts, Inc. was $235.7 million, or $5.67 per diluted share, for the second quarter of fiscal 2018 compared to net income attributable to Vail Resorts, Inc. of $149.2 million, or $3.63 per diluted share, in the second fiscal quarter of the prior year. Included in net income attributable to Vail Resorts, Inc. for the three months ended January 31, 2018 was a one-time, provisional net tax benefit related to U.S. tax reform legislation, estimated to be approximately $64.6 million, or $1.55 per diluted share, which was recognized as a discrete item and recorded within (provision) benefit from income taxes on our Consolidated Condensed Statement of Operations during the three months ended January 31, 2018. The above-mentioned accounting impacts related to U.S. tax reform legislation are provisional, based on currently available information and technical guidance on the interpretation of the new law.

Season-to-Date Metrics through March 4, 2018
The Company announced ski season-to-date metrics for the comparative periods from the beginning of the ski season through Sunday, March 4, 2018, and for the prior year period through Sunday, March 5, 2017. The reported ski season metrics are for our North American resorts, adjusted as if Stowe was owned in both periods and also adjusted to eliminate the impact of foreign currency by applying current period exchange rates to the prior period for Whistler Blackcomb’s results. The metrics exclude results from Perisher and our urban ski areas in both periods. The data mentioned in this release is interim period data and is subject to fiscal quarter end review and adjustments.

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Season-to-date total lift revenue at the Company’s North American mountain resorts, including an allocated portion of season pass revenue for each applicable period, was up 1.6% compared to the prior year season-to-date period.

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Season-to-date ski school revenue was down 0.6% and dining revenue was down 4.2% compared to the prior year season-to-date period at the Company’s North American mountain resorts. Additionally, retail/rental revenue for resort store locations was down 7.4% compared to the prior year season-to-date period.

•	Season-to-date total skier visits for the Company’s North American mountain resorts were down 4.9% compared to the prior year season to-date period.
Return of Capital
The Company declared a quarterly cash dividend of $1.47 per share of Vail Resorts common stock that will be payable on payable on April 11, 2018 to stockholders of record on March 27, 2018. Additionally, a Canadian dollar equivalent dividend on the exchangeable shares of Whistler Blackcomb Holdings Inc. will be payable on April 11, 2018 to shareholders of record of the exchangeable shares on March 27, 2018. The exchangeable shares were issued to certain Canadian persons in connection with our acquisition of Whistler Blackcomb Holdings Inc.
Updated Outlook

•	Net income attributable to Vail Resorts, Inc. is expected to be between $357 million and $391 million in fiscal 2018.

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Resort Reported EBITDA is expected to be between $607 million and $627 million for fiscal 2018, which is predicated on current Canadian and Australian foreign exchange rates. The updated outlook for fiscal year 2018 is based on conditions and terrain availability remaining relatively consistent with their current status through the remainder of the ski season.

•	Resort EBITDA Margin expected to be approximately 30.9% in fiscal 2018, at the midpoint of our guidance range.

•	Fiscal 2018 Real Estate Reported EBITDA is expected to be between negative $8 million and negative $2 million.

•	The fiscal 2018 effective tax rate is expected to be a benefit of approximately 12%, inclusive of one-time benefits recorded in the first and second fiscal quarters.

The following table reflects the forecasted guidance range for the Company’s fiscal year ending July 31, 2018, for Reported EBITDA (after stock-based compensation expense) and reconciles such Reported EBITDA guidance to net income attributable to Vail Resorts, Inc. guidance for fiscal 2018.

	Fiscal 2018 Guidance
	(In thousands)
	For the Year Ending
	July 31, 2018 (6)
	Low End Range	High End Range
Mountain Reported EBITDA (1)	$581,000	$601,000
Lodging Reported EBITDA (2)	24,000	28,000
Resort Reported EBITDA (3)	607,000	627,000
Real Estate Reported EBITDA	(8,000)	(2,000)
Total Reported EBITDA	599,000	625,000
Depreciation and amortization	(208,000)	(202,000)
Interest expense, net	(62,000)	(59,000)
Other (4)	2,600	5,600
Income before benefit from income taxes	331,600	369,600
Benefit from income taxes (5)	47,400	39,400
Net income	379,000	409,000
Net income attributable to noncontrolling interests	(22,000)	(18,000)
Net income attributable to Vail Resorts, Inc.	$357,000	$391,000

(1) Mountain Reported EBITDA includes approximately $16 million of stock-based compensation.
(2) Lodging Reported EBITDA includes approximately $3 million of stock-based compensation.
(3) The Company provides Reported EBITDA ranges for the Mountain and Lodging segments, as well as for the two combined. The low and high of the expected ranges provided for the Mountain and Lodging segments, while possible, do not sum to the high or low end of the Resort Reported EBITDA range provided because we do not expect or assume that we will hit the low or high end of both ranges.

(4) Our guidance includes the year-to-date foreign currency actuals through January 31, 2018 related to the remeasurement of the intercompany loan to Whistler Blackcomb to Canadian dollars, the functional currency of Whistler Blackcomb. Our guidance excludes any forward-looking change related to foreign currency gains or losses on the intercompany loans, which such change may be material. Additionally, our guidance includes certain known changes in the fair value of contingent consideration based solely on the passage of time and resulting impact on present value. Guidance excludes any change based upon, among other things, financial projections including long-term growth rates for Park City, which such change may be material.

(5) The fiscal 2018 benefit from income taxes is impacted by several discrete items. Through the second quarter of fiscal 2018, as a result of the adoption of revised accounting guidance on employee stock compensation, the Company recorded $53.1 million of excess tax benefits primarily resulting from vesting and exercises of equity awards. During the second quarter of fiscal 2018, as a result of the Tax Act, the Company recorded a one-time provisional net tax benefit of approximately $64.6 million related to the remeasurement of deferred tax liabilities and transition tax. Additionally, estimated benefit from income taxes for the remainder of fiscal 2018 is benefiting from a reduction in the U.S. statutory tax rate from 35% to 21%. Our fiscal 2018 estimated benefit from income taxes does not include the impact, if any, of future exercises of employee equity awards, which could have a material impact given that a significant portion of our awards are in-the-money.

(6) Guidance estimates are predicated on an exchange rate of $0.77 between the Canadian Dollar and U.S. Dollar, related to the operations of Whistler Blackcomb in Canada and an exchange rate of $0.78 between the Australian Dollar and U.S. Dollar, related to the operations of Perisher in Australia.

Earnings Conference Call
The Company will conduct a conference call today at 11:30 a.m. Eastern Standard Time to discuss the financial results. The call will be webcast and can be accessed at www.vailresorts.com in the Investor Relations section, or dial (866) 548-4713 (U.S. and Canada) or (323) 794-2093 (International). A replay of the conference call will be available two hours following the conclusion of the conference call through March 22, 2018, at 12:30 p.m. Eastern Standard Time. To access the replay, dial (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (International), pass code 6261997. The conference call will also be archived at www.vailresorts.com.
About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts, Inc., through its subsidiaries, is the leading global mountain resort operator. Vail Resorts’ subsidiaries operate 11 world-class mountain resorts and three urban ski areas, including Vail, Beaver Creek, Breckenridge and Keystone in Colorado; Park City in Utah; Heavenly, Northstar and Kirkwood in the Lake Tahoe area of California and Nevada; Whistler Blackcomb in British Columbia, Canada; Stowe in Vermont, Perisher in New South Wales, Australia; Wilmot Mountain in Wisconsin; Afton Alps in Minnesota and Mt. Brighton in Michigan. Vail Resorts owns and/or manages a collection of casually elegant hotels under the RockResorts brand, as well as the Grand Teton Lodge Company in Jackson Hole, Wyoming. Vail Resorts Development Company is the real estate planning and development subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.
Forward-Looking Statements
Certain statements discussed in this press release and on the conference call, other than statements of historical information, are forward-looking statements within the meaning of the federal securities laws, including our expectations regarding our fiscal 2018 performance, including our expected net income attributable to Vail Resorts, Inc., Resort Reported EBITDA, Resort EBITDA margin, and Real Estate Reported EBITDA; expected performance at Stowe, our expected tax rate and our expected net tax benefit related to recent U.S. tax reform legislation; our expected calendar year 2018 capital expenditures at certain resorts (and regulatory approvals for such projects) and our expected long-term capital guidance in calendar 2019; destination guest visitation and spending trends as well as ski conditions and terrain availability and the payment of dividends. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include but are not limited to prolonged weakness in general economic conditions, including adverse effects on the overall travel and leisure related industries; unfavorable weather conditions or the impact of natural disasters; willingness of our guests to travel due to terrorism, the uncertainty of military conflicts or outbreaks of contagious diseases, the cost and availability of travel options and changing consumer preferences; the seasonality of our business combined with adverse events that occur during our peak operating periods; competition in our mountain and lodging businesses; high fixed cost structure of our business; our ability to fund resort capital expenditures; our reliance on government permits or approvals for our use of public land or to make operational and capital improvements; risks related to a disruption in our water supply that would impact our snowmaking capabilities and operations; risks related to federal, state, local and foreign government laws, rules and regulations; risks related to our reliance on information technology, including our failure to maintain the integrity of our customer or employee data; our ability to hire and retain a sufficient seasonal workforce; risks related to our workforce, including increased labor costs; loss of key personnel; adverse consequences of current or future legal claims; a deterioration in the quality or reputation of our brands, including our ability to protect our intellectual property and the risk of accidents at our mountain resorts; our ability to successfully integrate acquired businesses or that acquired businesses may fail to perform in accordance with expectations, including Whistler Blackcomb and Stowe or future acquisitions; our ability to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, with respect to acquired businesses; risks associated with international operations; fluctuations in foreign currency exchange rates, particularly the Canadian dollar and Australian dollar; changes in accounting estimates and judgments, tax law, accounting principles, policies or guidelines or adverse determinations by taxing authorities; a materially adverse change in our financial condition; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2017, which was filed on September 28, 2017, and the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2018, which was filed on March 8, 2018.
All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.
Statement Concerning Non-GAAP Financial Measures
When reporting financial results, we use the terms Resort Reported EBITDA, Total Reported EBITDA, Resort EBITDA Margin, Net Debt, Net Real Estate Cash Flow and Free Cash Flow, which are not financial measures under accounting principles generally accepted in the United States of America (“GAAP”). Resort Reported EBITDA, Total Reported EBITDA, Resort EBITDA Margin, Net Debt, Net Real Estate Cash Flow and Free Cash Flow should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP. In addition, we report segment Reported EBITDA (i.e. Mountain, Lodging and Real Estate), the measure of segment profit or loss required to be disclosed in accordance with GAAP. Accordingly, these measures may not be comparable to similarly-titled measures of other companies.

Reported EBITDA (and its counterpart for each of our segments) has been presented herein as a measure of the Company’s performance. The Company believes that Reported EBITDA is an indicative measurement of the Company’s operating performance, and is similar to performance metrics generally used by investors to evaluate other companies in the resort and lodging industries. The Company defines Resort EBITDA Margin as Resort Reported EBITDA divided by Resort net revenue. The Company believes Resort EBITDA Margin is an important measurement of operating performance. The Company believes that Net Debt is an important measurement of liquidity as it is an indicator of the Company’s ability to obtain additional capital resources for its future cash needs. Additionally, the Company believes Net Real Estate Cash Flow is important as a cash flow indicator for its Real Estate segment. The Company defines Free Cash Flow as net cash provided by operating activities less capital expenditures. See the tables provided in this release for reconciliations of our measures of segment profitability and non-GAAP financial measures to the most directly comparable GAAP financial measures.

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended January 31,		Six Months Ended January 31,
	2018	2017	2018	2017
Net revenue:
Mountain and Lodging services and other	$594,372	$570,640	$737,720	$685,326
Mountain and Lodging retail and dining	140,069	149,343	216,935	212,826
Resort net revenue	734,441	719,983	954,655	898,152
Real Estate	134	5,215	770	5,311
Total net revenue	734,575	725,198	955,425	903,463
Segment operating expense:
Mountain and Lodging operating expense	297,503	282,895	478,779	435,540
Mountain and Lodging retail and dining cost of products sold	57,237	60,809	92,916	89,749
General and administrative	70,736	71,218	128,599	121,966
Resort operating expense	425,476	414,922	700,294	647,255
Real Estate	1,207	5,841	2,898	7,326
Total segment operating expense	426,683	420,763	703,192	654,581
Other operating (expense) income:
Depreciation and amortization	(51,404)	(49,626)	(100,028)	(90,207)
Gain on sale of real property	515	—	515	6,466
Change in estimated fair value of contingent consideration	—	(300)	—	(600)
Gain (loss) on disposal of fixed assets and other, net	538	(2,231)	1,105	(2,781)
Income from operations	257,541	252,278	153,825	161,760
Mountain equity investment (loss) income, net	(35)	157	487	989
Investment income and other, net	397	1,148	780	5,671
Foreign currency gain on intercompany loans	10,337	5,166	2,991	5,166
Interest expense, net	(15,973)	(14,214)	(31,147)	(26,178)
Income before (provision) benefit from income taxes	252,267	244,535	126,936	147,408
(Provision) benefit from income taxes	(3,594)	(84,807)	89,810	(51,298)
Net income	248,673	159,728	216,746	96,110
Net income attributable to noncontrolling interests	(12,982)	(10,549)	(9,440)	(9,518)
Net income attributable to Vail Resorts, Inc.	$235,691	$149,179	$207,306	$86,592
Per share amounts:
Basic net income per share attributable to Vail Resorts, Inc.	$5.82	$3.72	$5.14	$2.25
Diluted net income per share attributable to Vail Resorts, Inc.	$5.67	$3.63	$4.97	$2.19
Cash dividends declared per share	$1.053	$0.81	$2.106	$1.62
Weighted average shares outstanding:
Basic	40,475	40,050	40,343	38,442
Diluted	41,594	41,107	41,689	39,529

(1) The Consolidated Condensed Statements of Operations for the three and six months ended January 31, 2017 have been revised to separately disclose revenues and costs from retail and dining operations, as well as general and administrative costs. Retail and dining revenues were previously included within Mountain and Lodging revenues, and the related costs were previously included in Mountain and Lodging operating costs. Management considers the change in presentation of our Consolidated Condensed Statement of Operations to be immaterial. There is no change to previously reported total net revenue, operating expense, income from operations, net income attributable to Vail Resorts, Inc., per share amounts or segment results.

Vail Resorts, Inc. Consolidated Condensed Statements of Operations - Other Data (In thousands) (Unaudited)
Other Data:
Mountain Reported EBITDA	$305,262	$299,017	$246,825	$242,363
Lodging Reported EBITDA	3,668	6,201	8,023	9,523
Resort Reported EBITDA	308,930	305,218	254,848	251,886
Real Estate Reported EBITDA	(558)	(626)	(1,613)	4,451
Total Reported EBITDA	$308,372	$304,592	$253,235	$256,337
Mountain stock-based compensation	$4,024	$3,691	$7,786	$7,547
Lodging stock-based compensation	819	817	1,610	1,606
Resort stock-based compensation	4,843	4,508	9,396	9,153
Real Estate stock-based compensation	48	66	16	(2)
Total stock-based compensation	$4,891	$4,574	$9,412	$9,151

Vail Resorts, Inc.
Mountain Segment Operating Results
(In thousands, except Effective Ticket Price (“ETP”))
(Unaudited)

	Three Months Ended January 31,		Percentage Increase	Six Months Ended January 31,		Percentage Increase
	2018	2017	(Decrease)	2018	2017	(Decrease)
Net Mountain revenue:
Lift	$381,912	$358,251	6.6%	$407,380	$379,677	7.3%
Ski school	80,116	78,119	2.6%	84,554	81,970	3.2%
Dining	53,910	54,366	(0.8)%	72,212	67,734	6.6%
Retail/rental	115,446	123,233	(6.3)%	160,853	159,712	0.7%
Other	39,518	40,130	(1.5)%	94,028	75,773	24.1%
Total Mountain net revenue	670,902	654,099	2.6%	819,027	764,866	7.1%
Mountain operating expense:
Labor and labor-related benefits	144,240	136,531	5.6%	217,896	194,213	12.2%
Retail cost of sales	40,540	44,984	(9.9)%	63,481	63,388	0.1%
Resort related fees	34,257	34,722	(1.3)%	37,383	37,066	0.9%
General and administrative	59,609	60,470	(1.4)%	108,933	102,454	6.3%
Other	86,959	78,532	10.7%	144,996	126,371	14.7%
Total Mountain operating expense	365,605	355,239	2.9%	572,689	523,492	9.4%
Mountain equity investment (loss) income, net	(35)	157	(122.3)%	487	989	(50.8)%
Mountain Reported EBITDA	$305,262	$299,017	2.1%	$246,825	$242,363	1.8%

Total skier visits	5,133	5,299	(3.1)%	5,631	5,728	(1.7)%
ETP	$74.40	$67.61	10.0%	$72.35	$66.28	9.2%

Vail Resorts, Inc.
Lodging Operating Results
(In thousands, except Average Daily Rate (“ADR”) and Revenue per Available Room (“RevPAR”))
(Unaudited)

	Three Months Ended January 31,		Percentage Increase	Six Months Ended January 31,		Percentage Increase
	2018	2017	(Decrease)	2018	2017	(Decrease)
Lodging net revenue:
Owned hotel rooms	$11,353	$12,002	(5.4)%	$30,988	$30,065	3.1%
Managed condominium rooms	23,358	22,989	1.6%	33,529	31,510	6.4%
Dining	7,869	8,723	(9.8)%	23,749	24,060	(1.3)%
Transportation	7,460	8,344	(10.6)%	10,013	10,817	(7.4)%
Golf	—	—	—%	8,767	8,729	0.4%
Other	9,914	9,976	(0.6)%	21,688	21,178	2.4%
	59,954	62,034	(3.4)%	128,734	126,359	1.9%
Payroll cost reimbursements	3,585	3,850	(6.9)%	6,894	6,927	(0.5)%
Total Lodging net revenue	63,539	65,884	(3.6)%	135,628	133,286	1.8%
Lodging operating expense:
Labor and labor-related benefits	27,556	27,434	0.4%	59,648	57,311	4.1%
General and administrative	11,127	10,748	3.5%	19,666	19,512	0.8%
Other	17,603	17,651	(0.3)%	41,397	40,013	3.5%
	56,286	55,833	0.8%	120,711	116,836	3.3%
Reimbursed payroll costs	3,585	3,850	(6.9)%	6,894	6,927	(0.5)%
Total Lodging operating expense	59,871	59,683	0.3%	127,605	123,763	3.1%
Lodging Reported EBITDA	$3,668	$6,201	(40.8)%	$8,023	$9,523	(15.8)%

Owned hotel statistics:
ADR	$278.82	$289.03	(3.5)%	$245.08	$240.20	2.0%
RevPAR	$175.04	$181.82	(3.7)%	$167.54	$157.56	6.3%
Managed condominium statistics:
ADR	$435.15	$442.05	(1.6)%	$331.95	$350.56	(5.3)%
RevPAR	$166.77	$167.14	(0.2)%	$110.45	$109.92	0.5%
Owned hotel and managed condominium statistics (combined):
ADR	$389.35	$395.58	(1.6)%	$295.74	$301.52	(1.9)%
RevPAR	$168.43	$170.19	(1.0)%	$125.18	$123.10	1.7%

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of January 31,
	2018	2017
Real estate held for sale and investment	$103,212	$112,633
Total Vail Resorts, Inc. stockholders’ equity	$1,645,328	$1,477,903
Long-term debt, net	$1,182,349	$1,216,721
Long-term debt due within one year	38,433	38,379
Total debt	1,220,782	1,255,100
Less: cash and cash equivalents	235,460	140,909
Net debt	$985,322	$1,114,191

Reconciliation of Measures of Segment Profitability and Non-GAAP Financial Measures

Presented below is a reconciliation of Reported EBITDA to net income attributable to Vail Resorts, Inc. for the three and six months ended January 31, 2018 and 2017.

	(In thousands) (Unaudited)		(In thousands) (Unaudited)
	Three Months Ended January 31,		Six Months Ended January 31,
	2018	2017	2018	2017
Mountain Reported EBITDA	$305,262	$299,017	$246,825	$242,363
Lodging Reported EBITDA	3,668	6,201	8,023	9,523
Resort Reported EBITDA*	308,930	305,218	254,848	251,886
Real Estate Reported EBITDA	(558)	(626)	(1,613)	4,451
Total Reported EBITDA	308,372	304,592	253,235	256,337
Depreciation and amortization	(51,404)	(49,626)	(100,028)	(90,207)
Gain (loss) on disposal of fixed assets and other, net	538	(2,231)	1,105	(2,781)
Change in estimated fair value of contingent consideration	—	(300)	—	(600)
Investment income and other, net	397	1,148	780	5,671
Foreign currency gain on intercompany loans	10,337	5,166	2,991	5,166
Interest expense, net	(15,973)	(14,214)	(31,147)	(26,178)
Income before (provision) benefit from income taxes	252,267	244,535	126,936	147,408
(Provision) benefit from income taxes	(3,594)	(84,807)	89,810	(51,298)
Net income	248,673	159,728	216,746	96,110
Net income attributable to noncontrolling interests	(12,982)	(10,549)	(9,440)	(9,518)
Net income attributable to Vail Resorts, Inc.	$235,691	$149,179	$207,306	$86,592

* Resort represents the sum of Mountain and Lodging

Presented below is a reconciliation of Total Reported EBITDA to net income attributable to Vail Resorts, Inc. calculated in accordance with GAAP for the twelve months ended January 31, 2018.

(In thousands) (Unaudited)
Twelve Months Ended January 31,
2018
Mountain Reported EBITDA	$570,800
Lodging Reported EBITDA	25,587
Resort Reported EBITDA*	596,387
Real Estate Reported EBITDA	(6,463)
Total Reported EBITDA	589,924
Depreciation and amortization	(198,978)
Loss on disposal of fixed assets and other, net	(2,544)
Change in estimated fair value of contingent consideration	(15,700)
Investment income, net	1,223
Foreign currency gain on intercompany loans	13,109
Interest expense, net	(59,057)
Income before benefit from income taxes	327,977
Benefit from income taxes	24,377
Net income	352,354
Net income attributable to noncontrolling interests	(21,087)
Net income attributable to Vail Resorts, Inc.	$331,267

* Resort represents the sum of Mountain and Lodging

The following table reconciles Net Debt to long-term debt, net and the calculation of Net Debt to Total Reported EBITDA for the twelve months ended January 31, 2018.

	In thousands) (Unaudited) (As of January 31, 2018)
Long-term debt, net	$1,182,349
Long-term debt due within one year	38,433
Total debt	1,220,782
Less: cash and cash equivalents	235,460
Net debt	$985,322
Net debt to Total Reported EBITDA	1.7	x

The following table reconciles Real Estate Reported EBITDA to Net Real Estate Cash Flow for the three and six months ended January 31, 2018 and 2017.

	(In thousands) (Unaudited) Three Months Ended January 31,		(In thousands) (Unaudited) Six Months Ended January 31,
	2018	2017	2018	2017
Real Estate Reported EBITDA	$(558)	$(626)	$(1,613)	$4,451
Non-cash Real Estate cost of sales	—	4,203	479	4,203
Non-cash Real Estate stock-based compensation	48	65	16	(3)
Change in real estate deposits and recovery of previously incurred project costs/land basis less investments in real estate	(131)	239	(241)	1,820
Net Real Estate Cash Flow	$(641)	$3,881	$(1,359)	$10,471

The following table reconciles Resort net revenue to Resort EBITDA Margin for fiscal 2018 guidance.

(In thousands) (Unaudited) Fiscal 2018 Guidance (2)
Resort net revenue (1)	$2,000,000
Resort Reported EBITDA (1)	$617,000
Resort EBITDA margin	30.9%

(1) Resort represents the sum of Mountain and Lodging
(2) Represents the mid-point range of Guidance